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                                                                   Exhibit 10.52



As of February 1, 2003


Nextera Enterprises, Inc.
4 Cambridge Center, 3rd Fl.
Cambridge, Mass  02142
Attn:  Mr. Michael Muldowney, CFO

Dear Michael:

     The purpose of this letter is to set forth the terms and conditions under which I have agreed to accept the Board's election as Vice Chairman of the Board of Nextera Enterprises, Inc. ("Company") as follows:

     1. I agree to serve as Vice Chairman of the Board on a month to month basis from the effective date hereof until 30 days after I have either resigned from said position or been removed from said position by action of the Board of Directors.

     2. My responsibilities will include taking the lead on negotiations of contract renewals with key personnel in Boston; maintaining regular telephone contact with both the CEO and CFO of the Company regarding strategic matters, financial matters, operations issues, outstanding real estate issues, and other issues and problems that may arise from time to time; participating on a new executive team to be made up of a representative from each office of Lexecon and the CFO to explore synergies and resolve conflicts that may arise from time to time between the offices; and to be actively involved with the Company's investment banker in developing and executing strategies to develop additional liquidity for the Company.
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Nextera Enterprises, Inc.
As of February 1, 2003
Page 2


     3. It is understood and agreed that I will maintain my affiliation with Maron & Sandler and other business affiliations that I may have consistent with my obligations to the Company.

     4. I will be compensated during the period of time that I serve as Vice Chairman of the Company in the amount of $20,000 per month or such other amount as may be agreed to by the Compensation Committee of the Board from time to time. Said amount will be paid monthly in arrears directly to me. During such period as I serve as Vice Chairman, I agree that I will not be paid any additional directors fees for serving as a director of the Company, nor bill the Company through Maron & Sandler for any of the time that I spend on Company matters. The Company will reimburse me for any out of pocket expenses I may incur, including but not limited to expenses of travel on behalf of the Company.

     5. The Company shall indemnify me in connection with my position with the Company and provide appropriate directors and officers insurance in an amount acceptable to me at all times during the term hereof.

     If the foregoing is in accordance with your understanding of our arrangement, please confirm by signing where indicated below and returning to me a duplicate of this letter.

                                                          Very truly yours,


                                                          /s/ Richard V. Sandler
                                                          ----------------------
                                                              Richard V. Sandler

RVS:jr

Accepted and agreed to:



By:/s/ Michael Muldowney
------------------------
       Michael Muldowney